EXHIBIT 5

                               OPINION OF COUNSEL

                                HARRIS BEACH LLP
                             119 East Seneca Street
                             Ithaca, New York 14850
                                November 23, 2004

Tompkins Trustco, Inc.
The Commons, P.O. Box 460
Ithaca, New York 14851

Ladies and Gentlemen:

         We have acted as counsel to Tompkins Trustco, Inc., a New York corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-3 with the Securities and Exchange Commission (the "Commission") on November 23, 2004 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of up to 100,000 additional shares of Common Stock (the "Shares") pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the "Plan").

         We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         We are of the opinion that, when the Shares shall have been issued and sold on the terms contemplated by the Plan, and the Registration Statement shall have become effective, the Shares will be legally issued, fully paid and non-assessable.

The opinion set forth above is subject to the following qualifications:

(a) We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

(b) In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the New York Business Corporation Law and the federal securities laws of the United States of America.

(c) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d) Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion speaks only as of the date hereof and is limited to statutes, laws and regulations presently in effect and to the facts as they currently exist.

                                                 Very truly yours,

                                                 /s/ Harris Beach LLP

                                                 HARRIS BEACH LLP